Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated April 23, 2021, relating to the financial statement of Engine No. 1 Transform 500 ETF, a series of Engine No. 1 ETF Trust, as of April 7, 2021, and to the references to our firm under the headings “Fund Service Providers” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Milwaukee, Wisconsin

June 17, 2021